Exhibit 21.2
Tanger Properties Limited Partnership

List of Subsidiaries

Tanger Development Corporation

TWMB Associates, LLC

Tanger Deer Park, LLC

Deer Park Enterprise, LLC

DPE Mezz, LLC

Deer Park Warehouse, LLC

Tanger COROC, LLC

Tanger COROC II, LLC

COROC Holdings, LLC

COROC/Riviera L.L.C.

COROC/Hilton Head I L.L.C.

COROC/Hilton Head II L.L.C.

COROC/Lincoln City L.L.C.

COROC/Myrtle Beach L.L.C.

COROC/Park City L.L.C.

COROC/Rehoboth I L.L.C.

COROC/Rehoboth II L.L.C.

COROC/Rehoboth III L.L.C.

COROC/Lakes Region L.L.C.

COROC/Tilton II L.L.C.

COROC/Tuscola L.L.C.

COROC/Westbrook I L.L.C.

COROC/Westbrook II L.L.C.

COROC/Clinton CHR, LLC

COROC/Clinton WR, LLC

Tanger Devco, LLC

Tanger WD, LLC

Tanger Wisconsin Dells, LLC

Northline Indemnity, LLC

Tanger PSL, LLC

Tanger Phoenix, LLC

Pembroke Leasing, LP

Tanger Scottsdale, LLC

Tanger Houston, LLC